Exhibit 99.1

Investor Relations Contact:	Todd Friedman or
Karen Fisher	Stacie Bosinoff
DivX, Inc.	The Blueshirt Group
858-882-6415	415-217-7722
kfisher@divxcorp.com	todd@blueshirtgroup.com
stacie@blueshirtgroup.com

Media Contact:

Jennifer Baumgartner

DivX, Inc.

503-901-5371

Jbaumgartner@divxcorp.com

DivX, Inc. Reports First Quarter 2009 Financial Results

Emerging Product Categories Exceed 10% of Licensing Revenues for First Time

Balance Sheet Remains Strong with $138 Million or $4.24 per Share in

Cash and Investments

SAN DIEGO, CA — May 7, 2009 — DivX, Inc. (NASDAQ:DIVX), a digital media company, today announced results for the first quarter ended March 31, 2009.

The Company reported revenues for the first quarter of $18.7 million, comprised primarily of $18.6 million of technology licensing revenues. This compares to revenues of $25.0 million reported for the same period a year ago, which included $19.1 million of technology licensing revenues and $5.9 million of media and other distribution and services revenues. The decrease in non-licensing revenues was due to the transition to a new distribution agreement with Google that was signed in the first quarter and is expected to generate revenues in the second quarter of 2009.

“It has been an active start to the year for DivX,” stated Kevin Hell, Chief Executive Officer for DivX. “We saw meaningful traction beyond DVD players in Q1. For the first time, our emerging product categories represented over 10% of licensing revenue and we certified hundreds of new devices, including digital televisions, Blu-ray players and mobile handsets. In addition, we introduced a major new release of our software with the launch of DivX® 7 supporting H.264, and we signed a new software distribution agreement with Google. With our industry-wide presence, global brand, strong business model, and a massive international community of DivX users, we remain confident in our ability to realize our vision of enabling consumers to enjoy high-quality video on any device and in any location.”

GAAP net loss in the first quarter of 2009 was approximately $1.4 million, or $0.04 per diluted share. DivX generated non-GAAP net income of approximately $1.2 million, or $0.04 per diluted share. Non-GAAP net income and earnings per diluted share exclude the following expenses: (1) non-cash share-based compensation of approximately $2.2 million ($1.3 million, or $0.04 per diluted share, net of related taxes); (2) the scheduled amortization of purchased intangible assets related to the acquisition of MainConcept of $511,000 ($309,000, or $0.01 per diluted share, net of related taxes); (3) the foreign exchange impact on our intercompany loan of $313,000 ($189,000, or $0.01 per diluted share, net of related taxes); and (4) a non-cash charge of approximately $750,000, or $0.02 per diluted share, related to the change in value of certain deferred tax assets, due to a change in California income tax law enacted during the first quarter of 2009.

Dan Halvorson, Executive Vice President and Chief Financial Officer, added, “Despite the ongoing weakness in the worldwide consumer electronics market, DivX continues to deliver solid bottom line results through focused execution and rigid expense management. In addition, we continue to maintain a strong balance sheet with $137.8 million in cash and investments, or $4.24 per share, and continue to operate our business in a manner that is mindful of the global economic conditions, while investing where appropriate to capture market opportunities.”

Second Quarter 2009 Fiscal Outlook

The following table summarizes the Company’s financial guidance for the second quarter of 2009, its historic seasonably low quarter. The following estimates are based on the Company’s current business outlook as of the date of this press release:

Q2’09 Guidance
Revenue (in millions)	$14.0 - $15.0
GAAP earnings per share, diluted	($0.10) - ($0.08)
Adjustments:
Non-cash share-based compensation expense, net of income taxes	$0.04
Amortization of purchased intangibles, net of income taxes	$0.01
Non-GAAP earnings per share, diluted	($0.05) - ($0.03)

These estimates are based on:

1.	Expected revenues for technology licensing of approximately 90% of total revenue for the second quarter of 2009; and revenues for media and other distribution and services of approximately 10% of total revenues for the second quarter of 2009;

2.	A projected effective tax rate of approximately 41% for the second quarter of 2009 which is dependent on the effective tax rates in our various domestic and foreign jurisdictions;

3.	Anticipated non-cash share-based compensation expense of approximately $2.5 million ($1.5 million, or $0.04 per diluted share, net of related taxes) for the second quarter of 2009; and

4.	The scheduled amortization of purchased intangible assets related to the acquisition of MainConcept of approximately $500,000 ($300,000, or $0.01 per diluted share, net of related taxes) for the second quarter of 2009.

Quarterly Conference Call

DivX management will host a conference call and simultaneous audio webcast to discuss its first quarter 2009 results on May 7, 2009 at 1:30 p.m. Pacific Time or 4:30 p.m. Eastern Time. To participate in the call, please dial (877) 604-9665 or outside the U.S. (719) 325-4893 to access the conference call at least five minutes prior to the start time. A live audio webcast will be available on the Events and Presentations page of the Company’s web site at http://investors.divx.com.

In addition, an audio replay of the call will be available between 7:30 p.m. Eastern Time May 7, 2009 and Midnight, Eastern Time May 14, 2009 by calling (888) 203-1112 or (719) 457-0820, with passcode 5400524.

About DivX, Inc.

DivX, Inc. is a digital media company that enables consumers to enjoy a high-quality video experience across any kind of device. DivX creates, distributes and licenses digital video technologies that span the “three screens” comprising today’s consumer media environment — the PC, the television and mobile devices. Over 100 million DivX Certified® devices have shipped into the market from leading consumer electronics manufacturers. DivX also offers content providers and publishers a complete solution for the distribution of secure, high-quality digital video content. Driven by a globally recognized brand and a passionate community of hundreds of millions of consumers, DivX is simplifying the video experience to enable the digital home.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the expected growth and earnings potential of the DivX business, the Company’s position in the digital media space, uncertainties contributing to the macroeconomic climate in 2009, anticipated financial results for the second quarter 2009, and the uncertainty of anticipated revenue under the Google software distribution agreement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause DivX’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to: the risk that customer use of DivX® technology may not grow as anticipated; the risk that anticipated market opportunities may not materialize at expected levels, or at all; the risk that the Company’s activities may not result in the growth of profitable revenue; the uncertainties surrounding the macroeconomic climate, the risk that the Company’s financial performance for the second quarter 2009 may not meet expectations; the risk that the Google software distribution revenue may not meet expectations; risks and uncertainties related to the maintenance and strength of the DivX brand; DivX’s ability to penetrate existing and new markets; the effects of competition; DivX’s dependence on its licensees and partners; the effect of intellectual property rights claims; and other factors discussed in the “Risk Factors” section of DivX’s most recent reports filed with the SEC. All forward-looking statements are qualified in their entirety by this cautionary statement. DivX is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise, other than as required under applicable securities laws.

Non-GAAP Financial Measures; GAAP EPS

DivX has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP net income and diluted earnings per share, which excludes non-cash share-based compensation expense, the amortization of purchased intangible assets, the foreign exchange impact of our intercompany loan, and the non-cash charge related to the change in value of certain deferred tax assets. This non-GAAP information is provided to enhance the reader’s overall understanding of our current financial performance and prospects for the future. Specifically, we believe this information provides useful comparative data by excluding non-cash share-based compensation expense, which is not consistent from period-to-period. Also, we believe that the exclusion of amortization of purchased intangible assets, the foreign exchange impact of our intercompany loan, and the change in value of certain tax deferred assets provides useful comparative data by reflecting our business operations in a manner that is consistent with expected future operations. Management has historically used non-GAAP net income and non-GAAP earnings per diluted share when evaluating operating performance because we believe the exclusion of the items described above provides an additional measure of our core operating results and facilitates comparisons of our core operating performance against prior periods and our business model objectives. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

We will continue to evaluate the factors that might impact non-cash share-based compensation expense and accruals for income tax expense. The non-cash share-based compensation expense is expected to vary depending on the number of new grants issued to both current and new employees, and changes in the Company’s stock price, stock market volatility, expected option life, and risk-free interest rates (all of which are difficult to estimate). In addition, the factors that impact our deferred tax assets are expected to vary from period-to-period, also making our effective tax rate difficult to estimate.

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DivX, Inc.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,522	$43,442
Short-term investments	98,156	73,897
Accounts receivable, net	2,034	7,263
Deferred tax assets, current	1,841	1,841
Prepaid expenses and other current assets	9,182	4,732

Total current assets	132,735	131,175

Property and equipment, net	3,339	3,811
Long-term investments	18,139	17,968
Deferred tax assets, long-term	10,515	10,547
Purchased intangible assets, net	12,738	10,968
Goodwill	9,830	10,358
Other assets	5,316	8,574

Total assets	$192,612	$193,401

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,364	$1,319
Accrued expenses	7,338	7,909
Deferred revenue	5,015	6,185

Total current liabilities	13,717	15,413

Long-term liabilities	4,181	3,888

Total liabilities	17,898	19,301

Stockholders’ equity	174,714	174,100

Total liabilities and stockholders’ equity	$192,612	$193,401

DivX, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Net revenues:
Technology licensing	$18,606	$19,078
Media and other distribution and services	71	5,944

Total net revenues	18,677	25,022

Cost of revenues:
Cost of technology licensing	2,411	1,036
Cost of media and other distribution and services	176	172

Total cost of revenues	2,587	1,208

Gross margin	16,090	23,814

Operating expenses:
Selling, general and administrative (1) (2)	12,709	15,977
Product development (1) (2)	4,701	5,425
Impairment of acquired intangibles	—	1,000

Total operating expenses	17,410	22,402

Income (loss) from operations	(1,320)	1,412
Interest income (expense), net	594	1,657
Other income (expense)	(390)	517

Income (loss) before income taxes	(1,116)	3,586
Income tax provision (benefit)	316	1,105

Net income (loss)	$(1,432)	$2,481

Basic net earnings (loss) per share	$(0.04)	$0.07

Diluted net earnings (loss) per share	$(0.04)	$0.07

Shares used to compute basic net earnings (loss) per share	32,476	34,696

Shares used to compute diluted net earnings (loss) per share	32,476	35,356

(1) Includes share-based compensation as follows:
Selling, general and administrative	$1,882	$1,518
Product development	317	489

	$2,199	$2,007

(2) Includes Stage6 operating costs and related accruals as follows:
Selling, general and administrative	$—	$3,103
Product development	—	230

	$—	$3,333

DivX, Inc.

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS

(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Net Income:
GAAP net income (loss)	$(1,432)	$2,481
Share-based compensation	2,199	2,007
Stage6 operating costs and related accruals	—	3,333
Impairment of acquired intangibles	—	1,000
Amortization of purchased intangible assets	511	527
Fx impact on intercompany loan	313	(465)
Valuation allowance on deferred tax assets	756	—
Income tax effects of pre-tax adjustments	(1,193)	(2,652)

Non-GAAP net income	$1,154	$6,231

Diluted earnings per share:
GAAP diluted earnings (loss) per share	$(0.04)	$0.07
Share-based compensation	0.07	0.06
Stage6 operating costs and related accruals	—	0.09
Impairment of acquired intangibles	—	0.03
Amortization of purchased intangible assets	0.02	0.01
Fx impact on intercompany loan	0.01	(0.01)
Valuation allowance on deferred tax assets	0.02	—
Income tax effects of pre-tax adjustments	(0.04)	(0.08)

Non-GAAP diluted earnings per share	$0.04	$0.18

Non-GAAP shares used to compute diluted net earnings (loss) per share	32,818	35,356

The following table sets forth the computation of Non- GAAP basic and diluted net earnings per share:
Numerator:
Net income	$1,154	$6,231
Denominator:
Weighted-average common shares outstanding (basic)	32,476	34,696

Weighted-average common shares outstanding (diluted)	32,818	35,356

Basic net earnings per share	$0.04	$0.18

Diluted net earnings per share	$0.04	$0.18

DivX, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2009	2008

Net cash provided by operating activities	$2,532	$4,070

Net cash (used in) provided by investing activities	(24,800)	14,252

Net cash provided by (used in) financing activities	456	(9,818)

Effect of exchange rate changes on cash	(108)	46

Net (decrease) increase in cash and cash equivalents	(21,920)	8,550
Cash and cash equivalents at beginning of period	43,442	14,532

Cash and cash equivalents at end of period	$21,522	$23,082